Exhibit 99.1
                                                                 ------------

News Release


                                           Contact:     N. William White
                                                        President and Chief
                                                        Executive Officer
                                                        (502)753-0500

    1st Independence Financial Group, Inc. Reports Lawsuit Verdict

LOUISVILLE, KENTUCKY (July 24, 2007) - 1st Independence Financial Group, Inc. (the "Company") (NASDAQ:FIFG), the holding company of 1st Independence Bank, reported today that on July 18, 2007 a jury in the case of Larry Sutherland, et.al., v. Harrodsburg First Financial Bancorp, Inc., in the Circuit Court of Anderson County in the Commonwealth of Kentucky, Case No. 04-CI-00167, returned a verdict awarding damages to the plaintiffs of $403,620.

The lawsuit originated from offers to purchase securities made by the Company in connection with an offer to purchase up to 300,000 shares of its stock in a tender offer on or about May 28, 2003. The Plaintiffs alleged that the Company made certain material misrepresentations in connection with certain statements made in the tender offer.

N. William White, the President and Chief Executive Officer of the Company said, "The Company is disappointed in the verdict, but is pleased that the jury found that there was no fraud in the Company's offer to purchase shares which lead to the plaintiffs' voluntarily selling their shares of stock to the Company."

Management, after discussion with legal counsel, has decided to record an accrual of $403,620 as of June 30, 2007 relating to the lawsuit. Notwithstanding the accrual, the Company believes that it has strong basis for appeal, but continues at this time to review the verdict and evaluate a decision to appeal the verdict.

1st Independence Financial Group is headquartered in Louisville, Kentucky and includes 1st Independence Bank and 1st Independence Mortgage, a division of the Bank. The Bank has eight full service banking offices. The banking offices are located in Harrodsburg, Lawrenceburg and two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.